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                                                                      EXHIBIT 99


For More Information Contact:

William Nicol
(503) 252-6233, ext. 283

Drew Q. Miller
(503) 252-6233, ext. 293

For Immediate Release
=====================

Assisted Living Concepts, Inc. Restructures Relationship With Founder

     PORTLAND, Oregon, October 19, 2000 - Assisted Living Concepts, Inc. today announced that it has agreed to restructure its relationship with founder CEO, Keren Brown Wilson, PhD.
     Under this restructuring, Dr. Wilson has stepped down as President and CEO and resigned from the Board of Directors effective October 19, 2000. She will, however, remain active with the company as a part time employee until December 31, 2001, and will continue to represent the Company at various assisted living industry events. In her new role she will focus on policy, education, quality assurance, and the ongoing development of the company's assisted living model. The company will incur a charge of $800,000 recognized in the fourth quarter, 2000 in connection with the restructuring, such amount to be paid out over the fourteen month period ending December 31, 2001.
     Dr. Wilson noted, "This new role gives me the opportunity to focus my attention on areas vital to the company's success and of particular interest to me. Additionally, it will permit me to increase my efforts on behalf of the assisted living industry during a challenging period."
     William James Nicol, who became Chairman of the company's Board of Directors in March of this year, has been appointed acting President and CEO. Mr. Nicol has been active in the health care industry for thirty years and has served as CEO or CFO of several public companies including Health Management, Careline, Quantum Health Services and Comprehensive Care Corporation.
     Mr. Nicol expressed the Board's appreciation of Dr. Wilson's energy and dedication since the founding of the Company in 1994. He added, "Dr. Wilson should be particularly proud of her role in the development of the model to bring affordable assisted living services to smaller communities in the United States. She oversaw the roll-out of that model to a significant portion of the country with the establishment of 185 facilities in 16 states." He concluded by stating, "I am extremely pleased that I and the company will have continuing access to her knowledge and experience in the business. I look forward to working with her in our new roles."

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